EXHIBIT 10.1

KINERGY MARKETING LLC
400 Capitol Mall, Suite 2060
Sacramento, California 95814

December 15, 2010

Wells Fargo Capital Finance, LLC,
  as Agent for and on behalf of the
  Lenders as referred to below
245 S. Los Robles Avenue, 7th Floor
Pasadena, California 91101-3638

Re:           Amendment No. 5 to Loan and Security Agreement

Ladies and Gentlemen:

Wells Fargo Capital Finance, LLC, successor by merger to Wachovia Capital Finance Corporation (Western) (“Wells Fargo”), in its capacity as agent (“Agent”) for the Lenders from time to time party to the Loan Agreement referred to below, the Lenders and Kinergy Marketing LLC, an Oregon limited liability company (“Borrower”), have entered into certain financing arrangements pursuant to the Loan and Security Agreement, dated as of July 28, 2008, by and among Agent, Lenders and Borrower, as amended by the Letter re: Amendment and Forbearance Agreement, dated February 13, 2009, the Amendment No. 1 to Letter re: Amendment and Forbearance Agreement, dated as of February 26, 2009, the Amendment No. 2 to Letter re: Amendment and Forbearance Agreement, dated as of March 27, 2009, the Letter re: Amendment and Waiver Agreement, dated May 17, 2009, the Letter re: Amendment No. 2 to Loan and Security Agreement, Consent and Waiver, dated November 5, 2009, the Letter re: Amendment No. 3 to Loan and Security Agreement, dated September 22, 2010, the Letter re: Amendment No. 4 to Loan and Security Agreement, dated October 27, 2010, and this Letter re: Amendment No. 5 to Loan and Security Agreement (this “Amendment No. 5”) (as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”).  Wells Fargo is currently both the Agent and the sole Lender under the Loan Agreement and is hereinafter referred to in this Amendment No. 5 in both such capacities, as “Wells Fargo”.

Borrower and Pacific Ethanol, Inc., a Delaware corporation, as a Guarantor (“Parent”), have requested that Wells Fargo make certain amendments to the Loan Agreement and other Financing Agreements as set forth herein, which Wells Fargo is willing to do subject to the terms and conditions set forth in this Amendment No. 5.

In consideration of the foregoing, the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Interpretation.

All capitalized terms used in this Amendment No. 5 shall have the meanings assigned thereto in the Loan Agreement and the other Financing Agreements, unless otherwise defined herein.

2.   Amendments to Loan Agreement.

(a)   Additional Definitions.  As used herein, the following terms shall have the meanings given to them below, and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following definitions:

“Amendment No. 5 to Loan Agreement” shall mean the Letter re: Amendment No. 5 to Loan and Security Agreement, dated December 15, 2010, by and among Borrower, Parent, Agent and the Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Daily Three Month LIBOR Rate” shall mean, for any day, the rate of interest equal to LIBOR then in effect for a three (3) month period.  When interest is determined in relation to Daily Three Month LIBOR Rate, each change in the interest rate shall become effective each Business Day that Agent determines that Daily Three Month LIBOR Rate has changed.

“Excess Cash Flow” shall mean, without duplication, with respect to each fiscal year of Borrower: (a) EBITDA for such fiscal year, less (b) the sum of (i) all cash Interest Expense during such fiscal year, plus (ii) unfinanced Capital Expenditures made or incurred during such fiscal year, plus (iii) all regularly scheduled (as determined at the beginning of the respective fiscal year) principal payments of Indebtedness incurred, paid or assumed for borrowed money and Indebtedness with respect to Capital Leases (and without duplicating items in (a)(i) and (iii) of this definition, the interest component with respect to Indebtedness under Capital Leases) during such fiscal year, plus (d) taxes paid during such fiscal year in cash.

“Fixed Charge Coverage Ratio” shall mean, as to any Person, with respect to any period, the ratio of (a) the amount equal to EBITDA of such Person and its Subsidiaries, on a consolidated basis, for such period to (b) the Fixed Charges of such Person and its Subsidiaries, on a consolidated basis, for such period.

“Fixed Charges” shall mean, as to any Person and its Subsidiaries, on a consolidated basis, with respect to any period, the sum of, without duplication, (a) all cash Interest Expense during such period, plus (b) all Capital Expenditures during such period, plus (c) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness incurred, paid or assumed for borrowed money and Indebtedness with respect to Capital Leases (and without duplicating items in (a) and (c) of this definition, the interest component with respect to Indebtedness under Capital Leases) during such period, plus (d) taxes paid during such period in cash.

“LIBOR” shall mean the Wells Fargo LIBOR rate (which is a rate chosen by Agent that tracks, but does not mirror, the rate set forth in The Wall Street Journal under the heading Money Rates and described as the “London Interbank Offered Rates”) for the applicable interest period (rounded up to the nearest one-eighth of one percent (1%)) as adjusted to satisfy Federal Reserve System requirements.

“Quarterly Average Excess Availability” shall mean, for any calendar quarter, the daily average of the aggregate amount of Excess Availability for such calendar quarter.

“ULF Amount” shall mean an amount equal to the Maximum Credit minus the Availability Block.

“Wells Fargo” shall mean Wells Fargo Bank, National Association, in its individual capacity, and its successors and assigns.

(b)   Adjusted Eurodollar Rate.  The definition of “Adjusted Eurodollar Rate” as set forth in Section 1.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.2           [Reserved.]”

(c)   Applicable Margin.  The definition of “Applicable Margin” as set forth in Section 1.6 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.6           “Applicable Margin” shall mean:

(a)           Subject to clause (b) below, at any time, as to the Interest Rate for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if the Quarterly Average Excess Availability is at or within the amounts indicated for such percentage:

Tier	Quarterly Average Excess Availability	Applicable Margin for Eurodollar Rate Loans
1	Greater than $5,000,000	3.5%
2	Less than or equal to $5,000,000 and greater than or equal to $2,500,000	4.0%
3	Less than $2,500,000	4.5%

(a)           Notwithstanding anything to the contrary set forth above, (i) the Applicable Margin shall be calculated and established once each fiscal quarter based upon the Quarterly Average Excess Availability for such fiscal quarter and shall remain in effect until adjusted thereafter after the end of such fiscal quarter, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of a fiscal quarter based on the Quarterly Average Excess Availability for the immediately preceding fiscal quarter, and (iii) until Agent and Lenders receive the Borrower’s audited financial statements required to be delivered under Section 9.6(a)(iii) for the Borrower’s fiscal year ending December 31, 2010, the Applicable Margin shall be the amount for Tier [2] set forth above.  In the event that at any time after the end of a calendar quarter the Quarterly Average Excess Availability for such calendar quarter used for the determination of the Applicable Margin was less than the actual amount of the Quarterly Average Excess Availability for such calendar quarter, the Applicable Margin for such prior calendar quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Excess Availability and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to Agent.  In the event that the Quarterly Average Excess Availability for such calendar quarter used for the determination of the Applicable Margin was greater than the actual amount of the Quarterly Average Excess Availability, the Applicable Margin for such prior calendar quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Excess Availability and any reduction in interest for the applicable period as a result of such recalculation shall be promptly credited to the loan account of Borrowers; provided, that, the basis for the Quarterly Average Excess Availability for purposes of the determination of the Borrowing Base having been less than the actual Quarterly Average Excess Availability is not as a result of information provided by Borrowers to Agent.  The foregoing shall not be construed to limit the rights of Agent or Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.”

(d)   Availability Block.  The definition of “Availability Block” as set forth in the Loan Agreement is hereby amended and restated in its entirety as follows:

““Availability Block” shall mean $1,500,000.”

(e)   Borrowing Base.  The definition of “Borrowing Base” as set forth in Section 1.12 of the Loan Agreement is hereby amended and restated in its entirety as follows:

““1.12           “Borrowing Base” shall mean, at any time, the amount equal to:

(a)           the sum of:

(i)           eighty-five (85%) percent of the Eligible Accounts, plus

(ii)           the lesser of (A) the Inventory Loan Limit or (B) the sum of (1) seventy (70%) percent multiplied by the Value of the Eligible Inventory consisting of ethanol and biodiesel finished goods and (2) sixty (60%) percent multiplied by the Value of the Eligible In-Transit Inventory, or (C) the sum of (1) eighty-five (85%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory consisting of ethanol and biodiesel finished goods and (2) eighty-five (85%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible In-Transit Inventory, minus

(b)           the Availability Block, minus

(c)           Reserves.”

(f)   EBITDA.  The definition of “EBITDA” as set forth in Section 1.29 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.29           “EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) depreciation and amortization (including amortization of deferred financing fees), non-cash impairment charges, imputed interest, deferred compensation, non-cash inventory valuation adjustments, non-cash mark-to-market of derivative instruments and bank fees for such period (all to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) the Provision for Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (e) any costs and expenses incurred, and any amounts paid in cash (whether pursuant to settlement or a final order of a court of competent jurisdiction), in connection with any litigation or judgment, to the extent of the amount received by Borrower (whether by contribution or loan) from Parent to finance such costs, expenses and payments.”

(g)   Eligible Accounts.  Clause (m) of the definition of “Eligible Accounts” as set forth in Section 1.30 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(m) (i) the aggregate amount of such Accounts owing by a single account debtor (other than Royal Dutch Shell plc, Idemitsu Apollo Corporation, Maverik, Inc., Valero Energy Corporation, Tesoro Corporation, ConocoPhillips Company and Chevron Corporation) do not constitute more than twenty (20%) percent of the aggregate amount of all otherwise Eligible Accounts, (ii) the aggregate amount of such Accounts owing by any of Royal Dutch Shell plc, Idemitsu Apollo Corporation or Maverik, Inc. do not, in each case, constitute more than twenty-five (25%) percent of the aggregate amount of all otherwise Eligible Accounts, (iii) the aggregate amount of such Accounts owing by any of Valero Energy Corporation, Tesoro Corporation or Conoco Phillips do not, in each case, constitute more than thirty (30%) percent of the aggregate amount of all otherwise Eligible Accounts, and (iv) the aggregate amount of such Accounts owing by Chevron Corporation do not constitute more than forty-five (45%) percent of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of the applicable percentages set forth above may be deemed Eligible Accounts);”

(h)   Eurodollar Rate Loans.  The definition of “Eurodollar Rate Loans” as set forth in Section 1.39 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.39           “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Daily Three Month LIBOR Rate in accordance with the terms hereof.”

(i)   Interest Rate.  The definition of “Interest Rate” as set forth in Section 1.60 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.60           “Interest Rate” shall mean,

(a)           Subject to clause (b) of this definition below, as to Eurodollar Rate Loans, a rate equal to the Daily Three Month LIBOR Rate plus the Applicable Margin for Eurodollar Rate Loans.

(b)           Notwithstanding anything to the contrary contained in clause (a) of this definition, the Interest Rate shall mean the rate of two (2%) percent per annum in excess of the Daily Three Month LIBOR Rate as to Eurodollar Rate Loans, at Agent’s option, without notice, (i) either (A) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, or (B) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent and (ii) on the Revolving Loans to Borrowers at any time outstanding in excess of the Borrowing Base (whether or not such excess(es) arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default).”

(j)   Inventory Loan Limit.  The definition of “Inventory Loan Limit” as set forth in Section 1.62 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.62           “Inventory Loan Limit” shall mean the amount of $7,500,000.”

(k)   Letter of Credit Limit.  The definition of “Letter of Credit Limit” as set forth in Section 1.67 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.67           “Letter of Credit Limit” shall mean the amount of $1,000,000.”

(l)   London Interbank Offered Rate.  The definition of “London Interbank Offered Rate” as set forth in Section 1.72 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.72           [Reserved.]”

(m)   Material Adverse Effect.  The definition of “Material Adverse Effect” as set forth in Section 1.73 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.73           “Material Adverse Effect” shall mean any condition, change, effect or circumstance that, individually or when taken together with all such conditions, changes, effects or circumstances, has or would reasonably be expected to have an adverse effect on the financial condition, assets, properties, business, operations or results of operations of the Borrower which is material to the Borrower, excluding (a) any changes or effects that are not unique to the Borrower and do not adversely affect the Borrower disproportionately compared to its competitors, directly resulting from general changes in economic, financial or capital market, regulatory, political or national security conditions (including acts of war or terrorism), (b) any changes in conditions generally applicable to the industries in which the Borrower is involved, (c) any changes that result from the announcement or the consummation of the transactions contemplated hereby, (d) any “going concern” or similar qualification to the opinion of Borrower’s or Parent’s independent certified public accountants with respect to the financial statements of Borrower or Parent, unless such “going concern” or similar qualification to any such opinion relates solely to Borrower (independent of Parent), and (e) any changes or effects that have been disclosed to Agent and Lenders as of the date of the Agreement and Waiver that has or could reasonably be expected to have a material adverse effect on the financial condition, assets, properties, business, operations or results of operations of Borrower (the foregoing exclusion in this clause (e) shall not apply to any changes or effects that have not been disclosed to Agent and Lenders as of the date of the Waiver and Amendment or any changes or affects arising after the date of the Waiver and Amendment).”

(n)   Maximum Credit.  The definition of “Maximum Credit” as set forth in Section 1.76 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.76           “Maximum Credit” shall mean the amount of $20,000,000.”

(o)   Loans.  Section 2.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“2.1           Loans.

(a)           Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans to Borrower from time to time in amounts requested by Borrower up to the aggregate amount outstanding for all Lenders at any time equal to the lesser of: (i) the Borrowing Base at such time or (ii) the Maximum Credit.

(b)           Except in Agent’s discretion, with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time shall not exceed the Maximum Credit, (ii) the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding at any time to Borrower shall not exceed the Borrowing Base, (iii) the aggregate principal amount of Revolving Loans and Letter of Credit Obligations based on Eligible Inventory shall not exceed the Inventory Loan Limit and (iv) the aggregate principal amount of the Revolving Loans outstanding at any time against (A) Eligible In-Transit Inventory shall not exceed $3,750,000 and (B) Eligible Inventory consisting of biodiesel finished goods shall not exceed $200,000.

(c)           In the event that (i) the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time exceed the Maximum Credit, or (ii) except as otherwise provided herein, the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding to Borrower exceed the Borrowing Base or the Maximum Credit of Borrower, or (iii) the aggregate principal amount of Revolving Loans and Letter of Credit Obligations based on the Eligible Inventory exceed the Inventory Loan Limit, or (iv) the aggregate principal amount of the Revolving Loans outstanding at any time against (A) Eligible In-Transit Inventory exceeds $3,750,000 or (B) Eligible Inventory consisting of biodiesel finished goods exceeds $200,000, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrower shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.”

(p)   Interest.  Section 3.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“3.1         Interest.

(a)           Borrower shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate.  All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

(b)           [Reserved.]

(c)           [Reserved.]

(d)           Interest shall be payable by Borrower to Agent, for the account of Agent and Lenders as applicable, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed.  The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Daily Three Month LIBOR Rate effective on the date of any change in such Daily Three Month LIBOR Rate.  In no event shall charges constituting interest payable by Borrower to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.”

(q)   Fees.  Section 3.2 of the Loan Agreement is hereby amended as follows:

(i)      Unused Line Fee.  Section 3.2(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a)           From and after the date of Amendment No. 5 to Loan Agreement, Borrower shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to one-half of one (0.50%) percent per annum calculated, upon the amount by which the ULF Amount exceeds the average daily principal balance of the outstanding Revolving Loans and Letters of Credit during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.”

(ii)   Letter of Credit Fees.  Section 3.2(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(b)           Subject to Section 3.2(c) below, Borrower shall pay to Agent, for the account of Lenders, a fee at a rate equal to the Applicable Margin for Eurodollar Rate Loans then in effect per annum on the average daily maximum amount available to be drawn under of Letters of Credit issued for the account or benefit of Borrower for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, computed for each day from the date of issuance to the date of expiration.”

(iii)   Servicing Fee.  Section 3.2(e) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(e)           Effective as of the date of the Amendment No. 5 to Loan Agreement, Borrower shall pay to Agent, for its own account, a servicing fee in an amount equal to $3,000 per month in respect of the services of Agent for each month (or part thereof) while the Loan Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding.  Such fee shall be fully earned as of and payable in advance on the date of the Amendment and Waiver and on the first day of each month thereafter for so long as any of the Obligations are outstanding.”

(r)   Transactions with Affiliates.  Section 9.12(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(b)           make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of Borrower, except (i) reasonable compensation to officers, employees and directors of Borrower and its affiliates for any services rendered to Borrower in the ordinary course of business, (ii) from and after the date of Amendment No. 5 to Loan Agreement, quarterly distributions by Borrower to Parent in an amount not in excess of fifty (50%) percent of Excess Cash Flow for the immediately preceding fiscal quarter, as reflected in unaudited consolidated financial statements for the immediately preceding fiscal quarter of Borrower and its Subsidiaries required to be delivered under Section 9.6(a)(ii) hereof (the “Quarterly Financial Statement”); provided, that, Agent shall receive no less than thirty (30) days prior written notice from Borrower setting forth the intended date and amount of such distribution; and provided, further, that: (A) Agent shall have received the Quarterly Financial Statement, (B) no Event of Default exists and is continuing or would arise after giving effect to such distribution, (C) such distribution shall be paid with funds legally available therefor, (D) such distribution shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its or their property are bound, (E) as of the date of such distribution, Excess Availability for the thirty (30) consecutive day period immediately prior to the date of any such distribution, calculated on a pro forma basis as if such distribution had occurred on each day during such thirty (30) day period, shall not be less than $1,000,000, and (F) as of the date of such distribution and after giving effect to such distribution, Excess Availability shall be not less than $1,000,000, and (iii) quarterly payments by Borrower to Parent for those services provided by Parent to Borrower pursuant to the Parent/Borrower Operating Agreement as in effect on the date of Amendment No. 5 to Loan Agreement in an amount not to exceed (A) with respect to the 2011 fiscal year, $750,000 per fiscal quarter, (B) with respect to the 2012 fiscal year, $800,000 per fiscal quarter, and (C) with respect to the 2013 fiscal year, $850,000 per fiscal quarter; provided, that, with respect to any reimbursement payment by Borrower to Parent on account of any margin call due in connection with any hedging position created by Parent for or on behalf of Borrower pursuant to the Parent/Borrower Operating Agreement, Borrower shall have Excess Availability of not less than $1,000,000 after giving effect to such payment.”

(s)   Financial Covenants.  Section 9.17 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“9.17           Financial Covenants.

(a)           EBITDA.  As of the end of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2010, Borrower shall maintain EBITDA of not less than (i) for each respective fiscal quarter, $250,000 and (ii) for the two (2) fiscal quarters then ended, $900,000.

(b)           Fixed Charge Coverage Ratio.  As of the end of each fiscal month, commencing with the fiscal month ending December 31, 2010, Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.1:1.0 with respect to the twelve (12) consecutive calendar month period then ended.”

(t)   Costs and Expenses.  Section 9.20 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“9.20           Costs and Expenses.  Borrower shall pay to Agent on demand all documented out-of-pocket costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including:  (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any Issuing Bank in connection with any Letter of Credit; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all reasonable out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and Borrower ‘s operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $1,000 per person per day); and (g) the reasonable fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing.”

(u)   Maturity Date.  Section 13.1(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a)           This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect until December 31, 2013 (the “Maturity Date”), unless sooner terminated pursuant to the terms hereof.  Borrower may terminate this Agreement at any time upon ten (10) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default has occurred and is continuing.  Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrower shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrower and at Borrower’s expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent, Lenders and Issuing Bank from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the Bank Product Provider providing such Bank Products may require (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner satisfactory to such Bank Product Provider).  The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations.  Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Borrower for such purpose.  Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, Los Angeles, California time.”

(v)   Prime Rate Loans.  Notwithstanding anything to the contrary contained in the Loan Agreement or the other Financing Agreements, effective as of the date of this Amendment No. 5, Borrower shall have no right to request, and Wells Fargo shall have no obligation to make whatsoever, Prime Rate Loans to Borrower.

(w)   Information Certificate.  Effective as of the date of this Amendment No. 5 and after giving effect to the consummation of the transactions contemplated herein, the Information Certificate constituting Exhibit B to the Loan Agreement is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto.

3.   Acknowledgment of Obligations, Security Interests and Financing Agreements.

(a)   Acknowledgment of Obligations.  Borrower and Parent hereby acknowledge, confirm and agree that Borrower is unconditionally indebted to Wells Fargo as of the close of business on December 14, 2010, in respect of the Loans and all other Obligations in the aggregate principal amount of not less than $9,158,654.24, together with interest accrued and accruing thereon, and all fees, costs, expenses and other sums and charges now or hereafter payable by Borrower to Wells Fargo pursuant to the Loan Agreement and the other Financing Agreements, all of which are unconditionally owing by Borrower to Wells Fargo pursuant to the Financing Agreements, in each case without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b)   Acknowledgment of Security Interests.  Borrower and Parent hereby acknowledge, confirm and agree that Wells Fargo has, and shall continue to have, valid, enforceable and perfected security interests in and liens upon the Collateral heretofore granted by Borrower to Wells Fargo pursuant to the Financing Agreements or otherwise granted to or held by Wells Fargo.

(c)   Binding Effect of Financing Agreements.  Borrower and Parent hereby acknowledge, confirm and agree that: (i) each of the Financing Agreements to which Borrower and Parent (as applicable) are a party has been duly executed and delivered to Wells Fargo by Borrower and Parent (as applicable), and each is in full force and effect as of the date hereof, (ii) the agreements and obligations of Borrower and Parent (as applicable) contained in such Financing Agreements to which they are a party and in this Agreement constitute the legal, valid and binding Obligations of Borrower and Parent (as applicable), enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and Borrower and Parent (as applicable) have no valid defense to the enforcement of such Obligations, and (iii) Wachovia is and shall be entitled to the rights, remedies and benefits provided for in the Financing Agreements and pursuant to applicable law, but subject to the terms and conditions of this Agreement.

4.   Representations, Warranties and Covenants.

Borrower and Parent hereby represent, warrant and covenant to Wells Fargo the following (which shall survive the execution and delivery of this Amendment No. 5), the truth and accuracy of which are a continuing condition of the making of Loans to Borrower:

(a)   this Amendment No. 5 and each other agreement or instrument to be executed and/or delivered in connection herewith (collectively, together with this Amendment No. 5, the “Amendment Documents”) have been duly authorized, executed and delivered by all necessary action on the part of Borrower and Parent and, if necessary, their respective stockholders and/or members, as the case may be, and the agreements and obligations of Borrower and Parent contained herein and therein constitute the legal, valid and binding obligations of Borrower and Parent, enforceable against them in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought;

(b)   the execution, delivery and performance of the Amendment Documents (a) are all within Borrower’s and Guarantor’s corporate or limited liability company powers (as applicable), (b) are not in contravention of law or the terms of Borrower’s or Guarantor’s certificate or articles of organization or formation, operating agreement, by-laws or other organizational documentation, or any indenture, agreement or undertaking to which Borrower or Guarantor is a party or by which Borrower, Guarantor or its or their property is bound and (c) shall not result in the creation or imposition of any lien, claim, charge or encumbrance upon any of the Collateral, except in favor of Wells Fargo pursuant to the Loan Agreement and the Financing Agreements as amended hereby;

(c)   all of the representations and warranties set forth in the Loan Agreement and the other Financing Agreements, each as amended hereby, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date;

(d)   after giving effect to this Amendment No. 5, no Default or Event of Default exists as of the date of this Amendment No. 5; and

(e)   no action of, or filing with, or consent of any governmental or public body or authority, including, without limitation, any filing with the U.S. Patent and Trademark Office, and no approval or consent of any other party, is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Amendment No. 5.

5.   Conditions Precedent.

This Amendment No. 5 shall not become effective unless all of the following conditions precedent have been satisfied in full, as determined by Wells Fargo:

(i)   the receipt by Wells Fargo of an original (or faxed or electronic copy) of this Amendment No. 5, duly authorized, executed and delivered by Borrower and Parent;

(ii)   the receipt by Wells Fargo of the amendment fee set forth in Section 7 below; and

(iii)      immediately prior, and immediately after giving affect to the amendments and agreements set forth herein, there shall exist no Event of Default or event or condition which, with the giving of notice, passage of time, or both, would constitute an Event of Default.

6.   Amendment Fee.  In addition to all other fees, charges, interest and expenses payable by Borrower to Wells Fargo under the Loan Agreement and the other Financing Agreements, Borrower shall pay to Wells Fargo an amendment fee in the amount of $125,000, which fee shall be fully earned as of and payable in advance on the date hereof.  The foregoing fee may be charged to any loan account of Borrower maintained by Wells Fargo.

7.   Effect of this Amendment No. 5.  Except as modified pursuant hereto, no other changes or modifications to the Loan Agreement and the other Financing Agreements are intended or implied and in all other respects the Loan Agreement and the other Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof.  To the extent of any conflict between the terms of this Amendment No. 5 and the Loan Agreement or any of the other Financing Agreements, the terms of this Amendment No. 5 shall control.  The Loan Agreement and this Amendment No. 5 shall be read and construed as one agreement.

8.   Further Assurances.  At Wells Fargo’s request, Borrower and Parent shall execute and deliver such additional documents and take such additional actions as Wells Fargo requests to effectuate the provisions and purposes of this Amendment No. 5 and to protect and/or maintain perfection of Wells Fargo’s security interests in and liens upon the Collateral.

9.   Governing Law.   The validity, interpretation and enforcement of this Amendment No. 5 in any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise shall be governed by the internal laws of the State of California (without giving effect to principles of conflicts of law).

10.   Binding Effect. This Amendment No. 5 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns

11.   Counterparts. This Amendment No. 5 may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement.  In making proof of this Amendment No. 5, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.  Delivery of an executed counterpart of this Amendment No. 5 by telecopier or other method of electronic communication shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 5.  Any party delivering an executed counterpart of this Amendment No. 5 by telecopier or other method of electronic communication also shall deliver an original executed counterpart of this Amendment No. 5, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No. 5 as to such party or any other party.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

KINERGY MARKETING LLC, as Borrower By: /s/ Bryon T. McGregor Name: Bryon T. McGregor Title: Chief Financial Officer

PACIFIC ETHANOL, INC, as Parent By: /s/ Bryon T. McGregor Name: Bryon T. McGregor Title: Chief Financial Officer

AGREED TO:

WELLS FARGO CAPITAL FINANCE, LLC, successor by merger to Wachovia Capital Finance Corporation (Western), as Agent and sole Lender By: /s/ CARLOS VALLES Name: Carlos Valles Title: Vice President

[Signature Page to Amendment No. 5 to Loan and Security Agreement]